Exhibit 4.2

Number B-	Incorporated Under the Laws of the State of Delaware	Shares -0- Cusip No.

LIBERTY MEDIA CORPORATION

Series B Liberty SiriusXM Common Stock, par value $.01 per share

Specimen Certificate

This Certifies that [      ] is the owner of [      ] FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES B LIBERTY SIRIUSXM COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF LIBERTY MEDIA CORPORATION (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

Witness, the deal of the Corporation and the signatures of its duly authorized officers.

Dated:

Liberty Media Corporation

[Corporate Seal]

President	Secretary